Exhibit 10.12

FORM OF

RESTRICTED STOCK UNIT AGREEMENT

MODEL N, INC.

2013 EQUITY INCENTIVE PLAN

You have been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this Agreement.

1. Settlement. Settlement of RSUs shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice. Settlement of RSUs shall be in Shares. Settlement means the delivery of the Shares vested under an RSU. No fractional RSUs or rights for fractional Shares shall be created pursuant to this Agreement.

2. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, you shall have no ownership of the Shares allocated to the RSUs and shall have no right dividends or to vote such Shares.

3. Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to you.

4. No Transfer. RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.

5. Termination. If your Service terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights you have to such RSUs shall immediately terminate. In case of any dispute as to whether your termination of Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

6. Tax Consequences. You acknowledge that there will be tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and you should consult a tax adviser regarding your tax obligations prior to such settlement or disposition in the jurisdiction where you are subject to tax.

7. Withholding Taxes and Stock Withholding. Regardless of any action the Company or the Subsidiary or affiliate that is your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the settlement of your RSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you. With the Company’s consent, these arrangements may include, if permissible under local law, (a) having the Company withhold taxes from the proceeds of the sale of the Shares, through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization) or (b) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if you are a Section 16 officer of the Company under the Exchange Act, then the method of withholding shall be through a mandatory sale under (a) above. You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. Finally, you acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section. In this regard, you authorize the Company to instruct the broker whom it has selected for this purpose to sell a number of Shares to be issued upon the vesting of your RSUs to meet the withholding obligation for Tax-Related Items. Such sales shall be effected at the prevailing market price on the 1st or 2nd Trading Day following the date that the RSUs vest.

You acknowledge that the proceeds of any such sale may not be sufficient to satisfy your withholding obligation for Tax-Related Items. To the extent the proceeds from such sale are insufficient to cover the Tax-Related Items, the Company may in its discretion (a) withhold the balance of all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or (b) withhold in Shares, provided that the Company only withholds an amount of shares not in excess of the amount necessary to satisfy the minimum withholding amount. If the Company satisfies the obligation for Tax-Related Items by withholding a number of Shares as described above, you are deemed to have been issued the full number of shares subject to the award of RSUs, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting of the RSUs.

8. 10b5-1 Plan. You acknowledge that the instruction to the broker to sell in the foregoing section is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and to be interpreted to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act (a “10b5-1 Plan”). You acknowledge that you are not aware of any material, nonpublic information with respect to the Company or any securities of the Company as of the date of this Agreement, or that as of the date any sales are effected pursuant to the 10b5-1 Plan you will not effect such sales on the basis of material nonpublic information about the securities or the Company of which you were aware at the time you entered into this Agreement. This 10b5-1 Plan is adopted so that the initial sales under the 10b5-1 Plan will occur on the first date on which the RSUs vest. This 10b5-1 Plan is being adopted to permit you to sell a number of shares awarded upon the vesting of RSUs sufficient to pay withholding taxes that become due as a result of this award or the vesting of the RSUs. You hereby authorize the broker to sell the number of Shares determined as set forth above and acknowledge that the broker is under no obligation to arrange for such sale at any particular price. You hereby appoint the Company as your agent and attorney-in-fact to instruct the broker with respect to the number of shares to be sold under this 10b5-1 Plan. You acknowledge that you will be responsible for all brokerage fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. You acknowledge that it may not be possible to sell Shares during the term of this 10b5-1 Plan due to (a) a legal or contractual restriction applicable to you or to the broker, (b) a market disruption, (c) rules governing order execution priority on the New York Stock Exchange, (d) a sale effected pursuant to this 10b5-1 Plan that fails to comply (or in the reasonable opinion of the broker’s counsel is likely not to comply) with Rule 144 under the Securities Act, or (e) if the Company determines that sales may not be effected under this 10b5-1 Plan. You acknowledge that this 10b5-1 Plan is subject to the terms of any policy adopted now or hereafter by the Company governing the adoption of 10b5-1 plans.

9. Acknowledgement. The Company and you agree that the RSUs are granted under and governed by the Notice, this Agreement and the provisions of the Plan. You: (i) acknowledge receipt of a copy of the Plan prospectus, (ii) represent that you have carefully read and are familiar with their provisions, and (iii) hereby accept the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Notice.

10. Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

11. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

12. Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States for the Northern District of California and no other courts.

13. No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate your Service, for any reason, with or without cause.

14. Consent to Electronic Delivery of All Plan Documents and Disclosures. By acceptance of this RSU, you consent to the electronic delivery of the Notice, this RSU Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSU. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at stockadmin@modeln.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at stockadmin@modeln.com. Finally, you understand that you are not required to consent to electronic delivery.

15. Code Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

BY ACCEPTING THIS RSU, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.